Exhibit 10.1

* Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED LOAN AGREEMENT

Between

CASCADE NATURAL GAS CORPORATION

as Borrower

and

U.S. BANK NATIONAL ASSOCIATION

as Lender

Dated as of September 30, 2004

TABLE OF CONTENTS

ARTICLE 1 THE CREDIT

Section 1.1	Agreement to Lend
Section 1.2	Manner of Borrowing
Section 1.3	Maturity
Section 1.4	Interest.
Section 1.5	Promissory Note
Section 1.6	Manner of Payments.
Section 1.7	Fees

ARTICLE 2 CONDITIONS OF LENDING.

Section 2.1	The Initial Loan
(a)	Loan Documents
(b)	Corporate Authority
(c)	Legal Opinion
(d)	Fees
Section 2.2	Each Loan
(a)	Notice of Borrowing
(b)	Defaults, Etc
(c)	Material Adverse Change
(d)	Other Information

ARTICLE 3 REPRESENTATIONS AND WARRANTIES.

Section 3.1	Corporate Existence and Power
Section 3.2	Corporate Authorization
Section 3.3	Government Approvals, Etc
Section 3.4	Binding Obligations, Etc
Section 3.5	Litigation
Section 3.6	Financial Condition
Section 3.7	Title and Liens
Section 3.8	Taxes
Section 3.9	Other Agreements
Section 3.10	ERISA

ARTICLE 4 AFFIRMATIVE COVENANTS.

Section 4.1	Use of Proceeds
Section 4.2	Fixed Charge Coverage Ratio
Section 4.3	Indebtedness Capitalization Ratio
Section 4.4	Payments
Section 4.5	Preservation of Corporate Existence, Etc
Section 4.6	Visitation Rights
Section 4.7	Keeping of Books and Records

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Section 4.8	Maintenance of Property, Etc
Section 4.9	Compliance with Laws, Etc
Section 4.10	Other Obligations
Section 4.11	Insurance
Section 4.12	Financial Information
Section 4.13	Notification
Section 4.14	Additional Payments; Additional Acts

ARTICLE 5 NEGATIVE COVENANTS.

Section 5.1	Dividends, Purchase of Stock, Etc
Section 5.2	Liquidation, Merger, Sale of Assets
Section 5.3	Indebtedness
Section 5.4	Guaranties, Etc
Section 5.5	Liens

ARTICLE 6 EVENTS OF DEFAULT.

Section 6.1	Events of Default Defined
(a)	Payment Default
(b)	Breach of Warranty
(c)	Breach of Certain Covenants
(d)	Breach of Other Covenant
(e)	Cross-default
(f)	Voluntary Bankruptcy, Etc
(g)	Involuntary Bankruptcy, Etc
(h)	Insolvency, Etc
(i)	Judgment
(j)	Involuntary Liens
(k)	ERISA
Section 6.2	Consequences of Default

ARTICLE 7 MISCELLANEOUS.

Section 7.1	No Waiver; Remedies Cumulative
Section 7.2	Governing Law
Section 7.3	Consent to Jurisdiction
Section 7.4	Notices
Section 7.5	Assignment
Section 7.6	Severability
Section 7.7	Conditions Not Fulfilled
Section 7.8	Entire Agreement; Amendment
Section 7.9	Headings
Section 7.10	Construction

ARTICLE 8 DEFINITIONS.

Section 8.1	Certain Defined Terms
Section 8.2	Other Accounting Terms

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EXHIBITS

Exhibit A - Promissory Note
Exhibit B - Opinion of Borrower’s Counsel

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AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT is made as of September 30, 2004 (this “Agreement”) between Cascade Natural Gas Corporation (the “Borrower”), as borrower, and U.S. Bank National Association (the “Lender”), as lender.  This Agreement amends and restates that certain Loan Agreement dated as of December 10, 1999, as amended.

ARTICLE 1
THE CREDIT

Section 1.1       Agreement to Lend.  Lender agrees on the terms and conditions of this Agreement to make loans (“Loans”) to Borrower during the period beginning on the date of this Agreement and ending October 1, 2007 (the “Commitment Period”) in the aggregate principal sum of $60,000,000 (the “Commitment”).

Section 1.2       Manner of Borrowing.  Borrower shall give Lender notice, which may be given by either facsimile transmission, electronic mail or telephone (followed by a confirmation by facsimile or electronic mail within two (2) days), of each borrowing before 3:30 p.m. Pacific Time on any Business Day if the Loan will be a Prime Rate Loan and at least two New York banking days before the date of borrowing if the Loan will be a LIBOR Rate Loan.  Each notice shall specify the date of borrowing (which shall be a Business Day) and the amount of the Loan.  If Borrower wishes to make an interest rate election allowed by Section 1.4, the notice of borrowing shall also contain the information called for by Section 1.4.  Every notice of borrowing shall be irrevocable and shall constitute a representation and warranty by Borrower that as of the date of the notice the statements in Article 3 are true and correct and no Default has occurred and is continuing.  Subject to the conditions set forth in Article 2, Lender will disburse the Loan by crediting the proceeds to the checking account maintained by Borrower with Lender.

Section 1.3       Maturity.  Borrower shall repay to Lender the entire outstanding balance of principal, interest and fees on the last day of the Commitment Period, October 1, 2007, or such earlier day on which the Commitment is terminated.

Section 1.4       Interest.

(a)       Borrower shall pay all accrued interest on the Loans at monthly intervals commencing October 1, 2004, and continuing on the last day of each succeeding month during the Commitment Period, except that Borrower shall pay all accrued interest (i) on LIBOR Rate Loans, on the last day of each LIBOR Rate Loan, (ii) on LIBOR Rate Loans with terms longer than three months, on the last day of the third month of each such LIBOR Rate Loan; and (iii) on demand after a Default.

(b)      Interest on each Loan hereunder shall accrue at one of the following per annum rates selected by Borrower (i) upon notice to Lender, the Applicable Margin plus the prime rate announced by Lender from time to time, as and when such rate changes (a “Prime Rate Loan”); or (ii) upon a minimum of two New York Banking Days prior notice, the Applicable Margin plus the 1, 2, 3 or 6 month LIBOR rate quoted by Lender from Telerate Page

3750 or any successor thereto (which shall be the LIBOR rate in effect two New York Banking Days prior to commencement of the advance), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a “LIBOR Rate Loan”).  The LIBOR rate quoted by Lender for any Loan Period (as defined below) of less than 1 month shall be the 1 month LIBOR rate.  The term “New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.  The term “Money Markets” refers to one or more wholesale funding markets available to and selected by Lender, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others.  In the event Borrower does not timely select another interest rate option at least two New York Banking Days before the end of the Loan Period for a LIBOR Rate Loan, Lender may at any time after the end of the Loan Period convert the LIBOR Rate Loan to a Prime Rate Loan, but until such conversion, the funds advanced under the LIBOR Rate Loan shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Rate Loan prior to the end of the Loan Period.  The term “Loan Period” means the period commencing on the advance date of the applicable LIBOR Rate Loan and ending on the numerically corresponding day 1, 2, or 3 weeks thereafter as selected by Borrower, or 1, 2, 3 or 6 months thereafter matching the interest rate term selected by Borrower; provided, however, (a) if any Loan Period would otherwise end on a day which is not a New York Banking Day, then the Loan Period shall end on the next succeeding New York Banking Day unless the next succeeding New York Banking Day falls in another calendar month, in which case the Loan Period shall end on the immediately preceding New York Banking Day; or (b) if any Loan Period begins on the last New York Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Loan Period), then the Loan Period shall end on the last New York Banking Day of the calendar month at the end of such Loan Period.  No LIBOR Rate Loan may extend beyond the last day of the Commitment Period.   In any event, if the Loan Period for a LIBOR Rate Loan should happen to extend beyond the last day of the Commitment Period, such loan must be prepaid on the last day of the Commitment Period.  Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.  Each LIBOR Rate Loan shall be in a minimum principal amount of  $100,000 in multiples of $100,000 thereafter.  If a LIBOR Rate Loan is prepaid prior to the end of the Loan Period, as defined above, for such loan, whether voluntarily or because prepayment is required due to this Note maturing or due to acceleration of this Note upon default or otherwise, Borrower agrees to pay all of Lender’s costs, expenses and Interest Differential (as determined by Lender) incurred as a result of such prepayment.  The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by Lender resulting from prepayment, calculated as the difference between the amount of interest Lender would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Loan) had prepayment not occurred and the interest Lender will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment.  Because of the short-term nature of this facility, Borrower agrees that the Interest Differential shall not be discounted to its present value.  Any prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such loan.

Section 1.5       Promissory Note.  The Loans shall be evidenced by and repayable with interest in accordance with a promissory note of Borrower payable to the order of Lender in substantially the form of Exhibit A and in the principal amount of the Commitment (the “Note”).

Section 1.6       Manner of Payments.

(a)       All payments and prepayments of principal and interest on the Loans and all other amounts payable by Borrower under the Loan Documents shall be made by paying the same in Dollars in immediately available funds, on the date on which such payment or prepayment shall become due.

(b)      Borrower hereby authorizes Lender to automatically deduct the amount of all principal and interest payments from account number [*] at Lender.  If there are insufficient funds in the account to pay the automatic deduction in full, Lender may allow the account to become overdrawn, or Lender may reverse the automatic deduction.  Borrower will pay all the fees on the account which result from the automatic deductions, including any overdraft and non-sufficient funds charges.  If for any reason Lender does not charge the account for a payment, or if an automatic payment is reversed, the payment shall still be due according to the terms of this Agreement.

(c)       All computations of interest and fees shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

(d)      Any payment made by Borrower shall be applied, first, against fees, expenses and indemnities due under the Loan Documents; second, against interest due on amounts in default, if any; third, against interest due on amounts not in default; and fourth against principal.

Section 1.7       Fees.  Borrower agrees to pay to Lender (a) a loan fee in the amount of $60,000, payable upon the execution hereof; and (b) a commitment fee computed daily at the rate of the Applicable Fee Percentage per annum on the unused portion of the Commitment, and payable at quarterly intervals in arrears commencing January 1, 2005, and continuing on the first day of each calendar quarter thereafter and also on the last day of the Commitment Period or such earlier day on which the Commitment is terminated.

ARTICLE 2
CONDITIONS OF LENDING.

Section 2.1       The Initial Loan.  The obligation of Lender to make the initial Loan is subject to fulfillment of the following conditions.

(a)       Loan Documents.  Lender shall have received the Loan Documents, each duly executed and delivered.

(b)       Corporate Authority.  Lender shall have received in form and substance satisfactory to it (i) a certified copy of a resolution adopted by the board of directors of Borrower authorizing the execution, delivery and performance of the Loan Documents and the borrowing hereunder, (ii) evidence of the authority and specimen signatures of the persons who have signed this Agreement and who will sign the other Loan Documents on behalf of Borrower, and (iii) such other evidence of corporate authority as Lender shall reasonably require.

(c)       Legal Opinion.  Lender shall have received in writing the legal opinion, addressed to Lender and satisfactory to it in form and substance, of counsel for Borrower, who shall be selected by Borrower and approved by Lender, substantially in the form of Exhibit B, and as to such other matters as Lender may reasonably request.

(d)       Fees.  Borrower shall have paid Lender, all fees due Lender pursuant to Section 1.7 and all costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and all other Loan Documents, including, without limitation, all accounting, appraisal, and report preparation fees or expenses, all attorneys’ fees and legal expenses, and search, recording, filing and other documentation fees.

Section 2.2       Each Loan.  The obligation of Lender to make any Loan is subject to fulfillment of the following conditions.

(a)       Notice of Borrowing.  Lender shall have received due notice of borrowing pursuant to Section 1.2.

(b)       Defaults, Etc.  At the date of the Loan no Default shall have occurred and be continuing or will occur as a result of the making of the Loan and the representations of Borrower in Article 3 shall be true on and as of such date with the same force and effect as if made on and as of such date.

(c)       Material Adverse Change.  Since June 30, 2004, there shall not have been any material adverse change with respect to the financial condition of Borrower and there shall not be any other event or circumstance which gives Lender reasonable grounds to conclude that Borrower may not or will not be able to perform or observe (in the normal course) its obligations under this Agreement or under any of the other Loan Documents.

(d)       Other Information.  Lender shall have received such other statements, opinions, certificates, documents and information as it may reasonably request with respect to the matters contemplated by the Loan Documents.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Lender as follows:

Section 3.1       Corporate Existence and Power.  Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Washington, is qualified to do business in each other jurisdiction where the conduct of its business or the ownership of its properties requires such qualification, and has full corporate power, authority and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver and perform the Loan Documents.

Section 3.2       Corporate Authorization.  The execution, delivery and performance by Borrower of the Loan Documents and any borrowing hereunder have been duly authorized by all necessary corporate action of Borrower, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of Borrower, do not contravene any law, regulation, rule or order binding on it or its articles of incorporation or bylaws and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which Borrower is a party or by which Borrower or any of its properties may be bound or affected.

Section 3.3       Government Approvals, Etc.  No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by Borrower of the Loan Documents or in connection with any of the transactions contemplated thereby.

Section 3.4       Binding Obligations, Etc.  This Agreement has been duly executed and delivered by Borrower and constitutes, and each of the other Loan Documents when duly executed and delivered will constitute, the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with their respective terms.

Section 3.5       Litigation.  There are no actions, proceedings, investigations, or claims against or affecting Borrower now pending before any court, arbitrator or Governmental Authority (nor to the knowledge of Borrower has any thereof been threatened nor does any basis exist therefor) which if determined adversely to Borrower would be likely to have a material adverse effect on the financial condition or operations of Borrower, or to result in a judgment or order against Borrower (in excess of insurance coverage) for more than $250,000 in any one case or $1,000,000 in the aggregate, except as reflected in the financial statements referred to in Section 3.6 or otherwise previously disclosed to Lender in writing.

Section 3.6       Financial Condition.  The balance sheet of Borrower as at June 30, 2004, and the related statements of income and cash flows of Borrower for the fiscal quarter then ended, copies of which have been furnished to Lender, fairly present the financial condition of Borrower as at such date and the results of operations of Borrower for the period then ended, all in accordance with GAAP.  Borrower did not have on such date any material contingent liabilities, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in that balance sheet and in the notes to those financial statements and since that date there has been no material adverse change in the financial condition or operations of Borrower.

Section 3.7       Title and Liens.  Borrower has good and marketable title to each of the properties and assets reflected in its balance sheet referred to in Section 3.6 except such as have been since sold or otherwise disposed of in the ordinary course of business.  No assets or revenues of Borrower are subject to any Lien except as required or permitted by this Agreement or disclosed in the balance sheet referred to in Section 3.6 or otherwise previously disclosed to Lender in writing.  All properties of Borrower and Borrower’s use thereof comply with applicable zoning and use restrictions and with applicable laws and regulations relating to the environment.

Section 3.8       Taxes.  Borrower has filed all tax returns and reports required of it, has paid all Taxes which are due and payable, and has provided adequate reserves for payment of any Tax whose payment is being contested.  The charges, accruals and reserves on the books of Borrower in respect of Taxes for all fiscal periods to date are accurate and there are no questions or disputes between Borrower and any Governmental Authority with respect to any Taxes except as disclosed in the balance sheet referred to in Section 3.6 or otherwise previously disclosed to Lender in writing.

Section 3.9       Other Agreements.  Borrower is not in material breach of or default under any agreement to which it is a party or which is binding on it or any of its assets.

Section 3.10     ERISA.  Since the effective date of ERISA, no Plan or trust thereunder has been terminated, has engaged in any “prohibited transactions” (as defined in ERISA), or has incurred any “accumulated funding deficiency” (as defined in ERISA) whether or not waived, and there has been no “reportable event” (as defined in ERISA) with respect to any Plan.

ARTICLE 4
AFFIRMATIVE COVENANTS.

So long as Lender shall have any Commitment hereunder and until payment in full of the Loans and performance of all other obligations of Borrower under the Loan Documents, Borrower agrees to do all of the following unless Lender shall otherwise consent in writing.

Section 4.1       Use of Proceeds.  Use the proceeds of the Loans exclusively for general corporate purposes, including interim financing of Borrower’s capital budget and working capital needs.

Section 4.2       Fixed Charge Coverage Ratio.  Maintain a Fixed Charge Coverage Ratio of greater than 1.20 to 1.

Section 4.3       Indebtedness Capitalization Ratio.  Maintain at all times an Indebtedness Capitalization Ratio of not greater than 0.65 to 1.00.

Section 4.4       Payments.  Pay the principal of and interest on the Loans in accordance with the terms of this Agreement and will pay when due all other amounts payable by Borrower under the Loan Documents.

Section 4.5       Preservation of Corporate Existence, Etc.  Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation and qualify and remain qualified as a foreign corporation in each jurisdiction where such qualification is necessary or advisable in view of the business and operations of Borrower or the ownership of its properties.

Section 4.6       Visitation Rights.  Permit Lender at any reasonable time, and from time to time, to examine and make copies of and abstracts from the records and books of account of and to visit the properties of Borrower and to discuss the affairs, finances and accounts of Borrower with any of its officers or directors.

Section 4.7       Keeping of Books and Records.  Keep adequate records and books of account in which complete entries will be made, in accordance with GAAP, reflecting all financial transactions of Borrower.

Section 4.8       Maintenance of Property, Etc.  Maintain and preserve all of its properties in good working order and condition, ordinary wear and tear excepted, and from time to time make all needed repairs, renewals or replacements so that the efficiency of such properties shall be fully maintained and preserved.

Section 4.9       Compliance with Laws, Etc.  Comply in all material respects with all laws, regulations, rules, and orders of Governmental Authorities applicable to Borrower or to its operations or property, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof.

Section 4.10     Other Obligations.  Pay and discharge before the same shall become delinquent all Indebtedness, Taxes and other obligations for which Borrower is liable or to which its income or property is subject and all claims for labor and materials or supplies which, if unpaid, might become by law a lien upon assets of Borrower, except any thereof whose validity or amount is being contested in good faith by Borrower in appropriate proceedings with provision having been made to the satisfaction of Lender for the payment thereof in the event the contest is determined adversely to Borrower.

Section 4.11     Insurance.  Keep in force upon all properties and operations of Borrower policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry and satisfactory to Lender.  Borrower will on request furnish to Lender certificates of insurance or duplicate policies evidencing such coverage.

Section 4.12     Financial Information.  Deliver to Lender:

(a)       as soon as available and in any event within 90 days after the end of each fiscal year of Borrower, the consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows of Borrower and its Subsidiaries for such year, accompanied by the audit report thereon by independent certified public accountants selected by Borrower and approved by Lender (which reports shall be prepared in accordance with GAAP and shall not be qualified by reason of restricted or limited examination of any material portion of Borrower’s records and shall contain no disclaimer of opinion or adverse opinion except such as Lender in its sole discretion determines to be immaterial), together with the certificate of such accountants that as of the close of such fiscal year Borrower was in compliance with the provisions of Sections 4.2 and 4.3 hereof;

(b)      within 45 days after the end of the first three fiscal quarters and within 90 days after the close of each fiscal year of Borrower, a Compliance Certificate signed by the chief financial officer of Borrower stating that as of the close of such period no Default had occurred and was continuing and demonstrating Borrower’s compliance as at that date with the provisions of Sections 4.2 and 4.3;

(c)       as soon as available, all reports sent by Borrower to its shareholders and all quarterly and annual reports filed by Borrower with the Securities and Exchange Commission; and

(d)      all other statements, reports and other information as Lender may reasonably request concerning the financial condition and business affairs of Borrower.

Section 4.13     Notification.  Promptly after learning thereof, notify Lender of (a) any action, proceeding, investigation or claim against or affecting Borrower instituted before any court, arbitrator or Governmental Authority or, to Borrower’s knowledge threatened to be instituted, which if determined adversely to Borrower would be likely to have a material adverse effect on the financial condition or operations of Borrower, or to result in a judgment or order against Borrower (in excess of insurance coverage) for more than $250,000 or, when combined with all other pending or threatened claims, more than $1,000,000; (b) any substantial dispute between Borrower and any Governmental Authority; (c) any labor controversy which has resulted in or, to Borrower’s knowledge, threatens to result in a strike which would materially affect the business operations of Borrower; (d) any “reportable event” (as defined in ERISA) with respect to any Plan; and (e) the occurrence of any Default.

Section 4.14     Additional Payments; Additional Acts.  From time to time, (a) pay or reimburse Lender on request for all expenses, including legal fees, actually incurred by Lender in connection with the preparation of the Loan Documents and the making of the Loans or the enforcement by judicial proceedings or otherwise of any of the rights of Lender under the Loan Documents; (b) obtain and promptly furnish to Lender evidence of all such Government Approvals as may be required to enable Borrower to comply with its obligations under the Loan Documents; and (c) execute and deliver all such instruments (such as Uniform Commercial Code continuation statements) and perform all such other acts as Lender may reasonably request to carry out the transactions contemplated by the Loan Documents.

ARTICLE 5
NEGATIVE COVENANTS.

So long as Lender shall have any Commitment hereunder and until payment in full of the Loans and performance of all other obligations of Borrower under the Loan Documents, Borrower agrees that Borrower and its Subsidiaries will not do any of the following unless Lender shall otherwise consent in writing, which consent shall not be unreasonably withheld.

Section 5.1       Dividends, Purchase of Stock, Etc.  Declare or pay any dividend on any shares of any class of its Stock or apply any assets to the purchase, redemption or other retirement of, or set aside any sum for the payment of any dividends on or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of Stock of Borrower or its Subsidiaries if a Default shall have occurred and be continuing or will occur as a result.

Section 5.2       Liquidation, Merger, Sale of Assets.  Liquidate or dissolve or enter into any merger, consolidation, joint venture, partnership or other combination other than one which the Borrower is the surviving entity, nor sell, lease, or dispose of all or any substantial portion of its business (excepting sales of goods in the ordinary course of business), whereby the book value of all assets sold would exceed five percent (5%) of the total assets of Borrower and its Subsidiaries on a consolidated basis at the end of the preceding fiscal year computed in accordance with GAAP.

Section 5.3       Indebtedness.  Create, incur or become liable for any Indebtedness except (a) the Loans, (b) existing Indebtedness reflected on the balance sheet referred to in Section 3.6 or otherwise previously disclosed to Lender in writing (except any renewal or extension of such Indebtedness or any portion thereof to a date on or before the final maturity of any Loans), and (c) Indebtedness incurred by Borrower in the ordinary course of business; provided that no such Indebtedness shall be incurred if a Default shall have occurred and be continuing or will occur as a result.

Section 5.4       Guaranties, Etc.  Assume, guarantee, endorse or otherwise become directly or contingently liable for, nor obligated to purchase, pay or provide funds for payment of, any obligation or Indebtedness of any other person, except by endorsement of negotiable instruments for deposit or collection or by similar transactions in the ordinary course of business.

Section 5.5       Liens.  Create, assume or suffer to exist any Lien except (a) Liens in favor of Lender, (b) existing Liens reflected in the balance sheet referred to in Section 3.6 or otherwise previously disclosed to Lender in writing, (c) involuntary Liens, and (d) Liens to secure Indebtedness permitted by Section 5.3(c) for the deferred price of property, but only if they are limited to such property and its proceeds and do not exceed 80% of the fair market value thereof.

ARTICLE 6
EVENTS OF DEFAULT.

Section 6.1       Events of Default Defined.  The occurrence of any of the following events shall constitute an “Event of Default.”

(a)       Payment Default.  Borrower shall fail to pay for a period of 10 days after the date when due any amount of principal of or interest on the Loans or any other amount payable by it under the Loan Documents; or

(b)       Breach of Warranty.  Any representation or warranty made or deemed made by Borrower under or in connection with the Loan Documents shall prove to have been incorrect in any material respect when made; or

(c)       Breach of Certain Covenants.  Borrower shall fail to have complied with any provision of Sections 4.2, 4.3, 4.11 or Article 5; or

(d)       Breach of Other Covenant.  Borrower shall fail to perform or observe any other covenant, obligation or term of any Loan Document and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to Borrower by Lender; or

(e)       Cross-default.  Borrower shall fail (i) to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness or any interest or premium thereon of One Million Dollars ($1,000,000) or more and such failure shall continue without waiver after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) to perform any term or covenant on its part to be performed under any agreement or instrument relating to any such Indebtedness and required to be performed and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform is to accelerate or to permit the acceleration of the maturity of such Indebtedness, or (iii) any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled required prepayment) prior to the stated maturity thereof; or

(f)       Voluntary Bankruptcy, Etc.  Borrower shall:  (i) file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert a petition filed against it seeking relief under Title 11 of the United State Code, as now constituted or hereafter amended; or (ii) file such petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency, or other similar law of the United States of America or any State thereof or of any other country to jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

(g)      Involuntary Bankruptcy, Etc.  An order for relief shall be entered against Borrower under Title 11 of the United States Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed adjudging it a bankrupt or insolvent under, or ordering relief against it under, or approving as properly filed a petition seeking relief against it under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors; or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of it or of any substantial part of its property, or ordering the reorganization, winding-up or liquidation of its affairs; or upon the expiration of 120 days after the filing of any involuntary petition against it seeking any of the relief specified in Section 6.1(f) or this Section 6.1(g) without the petition being dismissed prior to that time; or

(h)      Insolvency, Etc.  Borrower shall (i) make a general assignment for the benefit of its creditors or (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of its property, or (iii) admit its insolvency or inability to pay its debts generally as they become due, or (iv) fail generally to pay its debts as they become due, or (v) take any action (or suffer any action to be taken by its director or shareholders) looking to the dissolution or liquidation of Borrower; or

(i)       Judgment.  A final judgment or order for the payment of money in excess of $250,000 shall be rendered against Borrower and such judgment or order shall continue unsatisfied, unvacated and unstayed pending appeal for a period of 10 consecutive days after the entry thereof; or

(j)       Involuntary Liens.  Any involuntary Lien in the sum of $250,000 or more shall attach to any asset or property of Borrower which is not discharged within 60 days after such attachment or within 30 days after notice from Lender, whichever first occurs; or

(k)      ERISA.  A Plan or any trust thereunder shall be terminated (or proceedings shall be instituted to terminate it) or shall engage in a “prohibited transaction” (as defined in ERISA) or incur any “accumulated funding deficiency” (as defined in ERISA) in excess of $250,000, whether or not waived; or any Indebtedness of Borrower in excess of that amount to or with respect to a Plan shall not be paid when due.

Section 6.2       Consequences of Default.  If any Event of Default shall occur and be continuing, then in any such case and at any time thereafter so long as any such Event of Default shall be continuing, Lender may at its option immediately terminate the Commitment and, if any Loans shall have been made, Lender may at its option declare the principal of and the interest on the Loans and all other sums payable by Borrower under the Loan Documents to be immediately due and payable, whereupon the same shall become immediately due and payable without protest, presentment, notice or demand, all of which Borrower expressly waives.  Upon an Event of Default, whether or not acceleration has occurred, all unpaid principal of the Note, at Lender’s option, shall accrue interest at a fluctuating rate per annum of 2% above the rate otherwise payable pursuant to the terms of this Agreement.

ARTICLE 7
MISCELLANEOUS.

Section 7.1       No Waiver; Remedies Cumulative.  No failure by Lender to exercise, and no delay in exercising, any right, power or remedy under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.  The exercise of any right, power, or remedy shall in no event constitute a cure or waiver of any Event of Default nor prejudice the right of Lender in the exercise of any right hereunder or thereunder, unless in the exercise of such right, all obligations of Borrower under the Loan Documents are paid in full.  The rights and remedies provided herein and therein are cumulative and not exclusive of any right or remedy provided by law.

Section 7.2       Governing Law.  The Loan Documents shall be governed by and construed in accordance with the laws of the State of Washington (excluding its conflict of laws rules).

Section 7.3       Consent to Jurisdiction.  Borrower hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Seattle, King County, Washington, in any action or proceeding brought to enforce or otherwise arising out of or relating to any Loan Document and irrevocably waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in any such action or proceeding in any such forum, and hereby further irrevocably waives any claim that any such forum is an inconvenient forum.  Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.  Nothing herein shall impair the right of Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction, and Borrower irrevocably submits to the nonexclusive jurisdiction of the appropriate courts of the jurisdiction in which Borrower is incorporated, sitting in any place where property or an office of Borrower is located.

Section 7.4       Notices.  All notices and other communications provided for in the Loan Documents shall be in writing or (unless otherwise specified) by telex, telegram or telephonic facsimile transmission and shall be mailed (with air mail postage prepaid) or sent by air courier (with air freight prepaid) or delivered to each party at the address set forth under its name on the signature page hereof, or at such other address as shall be designated by such party in a written notice to each other party.  Except as otherwise specified, all such notices and communications if duly given or made shall be effective upon receipt.

Section 7.5       Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective Successors and assigns, except that Borrower may not assign or otherwise transfer all or any part of its rights or obligations hereunder without the prior written consent of Lender, and any such assignment or transfer purported to be made without such consent shall be ineffective.  Lender may at any time assign or otherwise transfer all or any part of its interest under the Loan Documents (including assignments for security and sales of participations), and to the extent of such assignment, the assignee shall have the same rights and benefits against Borrower and otherwise under the Loan Documents (including the right of setoff) as if such assignee were Lender.

Section 7.6       Severability.  Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

Section 7.7       Conditions Not Fulfilled.  If the Commitment or any portion thereof is not borrowed owing to nonfulfillment of any condition precedent specified in Article 2, neither Borrower nor Lender shall be responsible to the other for any damage or loss by reason thereof, except that Borrower shall in any event be liable to pay the fees, Taxes, and expenses for which it is obligated hereunder.

Section 7.8       Entire Agreement; Amendment.  The Loan Documents comprise the entire agreement of the parties and may not be amended or modified except by written agreement of Borrower and Lender.  No provision of any Loan Document may be waived except in writing and then only in the specific instance and for the specific purpose for which given.

Section 7.9       Headings.  The headings of the various provisions of the Loan Documents are for convenience of reference only, do not constitute a part hereof, and shall not affect the meaning or construction of any provision thereof.

Section 7.10     Construction.  In the event of any conflict between the terms, conditions and provisions of this Agreement and those of any other Loan Document, the terms, conditions and provisions of this Agreement shall control.

ARTICLE 8
DEFINITIONS.

Section 8.1       Certain Defined Terms.  As used in this Agreement, the following terms have the following meanings, which apply to both the singular and plural forms of the terms defined:

“Applicable Fee Percentage” means with respect to the amount of the Commitment, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below next to such Pricing Level, subject to the provisions set forth below:

Pricing Level	Applicable Fee Percentage

Pricing Level I	0.1250%
Pricing Level II	0.1250%
Pricing Level III	0.1750%
Pricing Level IV	0.2250%

provided that (i) changes in the Applicable Fee Percentage resulting from a change in the Pricing Level shall become effective on the effective date of any change in the Borrower Debt Rating by Moody’s or S&P and (ii) in the event of a split in ratings resulting in the Borrower Debt Rating by S&P and Moody’s falling within different Pricing Levels, the Applicable Fee Percentage shall be the lower percentage.

“Applicable Margin” means with respect to the unpaid principal amount outstanding under the Commitment, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below next to such Pricing Level:

Pricing Level	Prime Rate Loans	Eurodollar Rate Loans I

Pricing Level I	0%	0.6000%
Pricing Level II	0%	0.7500%
Pricing Level III	0%	0.9000%
Pricing Level IV	0%	1.0500%

“Borrower” means Cascade Natural Gas Corporation, a Washington corporation, and any Successor.

“Borrower Debt Rating” means the actual or implied senior unsecured long-term debt rating as from time to time determined by S&P and/or Moody’s.

“Business Day” means a day on which banks are open for business in Seattle, Washington.

 ”Capital Lease Obligations” means all obligations of Borrower and its Subsidiaries with respect to leases which, in accordance with GAAP, are required to be capitalized on the consolidated financial statements of Borrower.

“Commitment” and “Commitment Period” have the meanings defined in Section 1.1.

 ”Consolidated Tangible Net Worth” means at any date of determination, the sum of all amounts which would be included under shareholders’ equity on a consolidated balance sheet of Borrower and its Subsidiaries determined in accordance with GAAP (excluding other comprehensive income and other comprehensive losses) less all assets of Borrower and its Subsidiaries, determined on a consolidated basis at such date that would be classified as intangible assets in accordance with GAAP, including, without limitation, unamortized debt discount and expenses, unamortized organization and reorganization expense, patents, trade or servicemarks, franchises, trade names and goodwill.

“Consolidated Total Interest Bearing Debt” means at any date of determination, total Indebtedness, which is interest bearing, of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” means as to Borrower or any of its Subsidiaries (the “secondary obligor”), any obligation of such secondary obligor (i) guaranteeing or in effect guaranteeing any return on any investment made by another, or (ii) guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other obligation (“primary obligation”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such secondary obligor, whether contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (D) otherwise to assure or hold harmless the beneficiary of such primary obligation against loss in respect thereof, and (E) in respect of the liabilities of any partnership in which such secondary obligor is a general partner, except to the extent that such liabilities of such partnership are nonrecourse to such secondary obligor and its separate property, provided, however that the term “Contingent Obligation” shall not include the endorsement of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or terminable, the maximum reasonably anticipated liability in respect thereof as determined in good faith.

“Default” means an Event of Default or other event which, with notice or lapse of time or both, would constitute an Event of Default.

“Dollar” and the sign “$” each means lawful money of the United States.

“EBITDAR” means for the relevant period, Borrower’s earnings before cash interest, cash Taxes, depreciation, amortization and rents.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning defined in Section 6.1.

“Fixed Charge Coverage Ratio” means on any given date, as measured for the prior four fiscal quarters, the ratio of:  (a) EBITDAR, minus cash income taxes paid, minus dividends, minus Maintenance Capital Expenditures; to (b) principal payments required to be paid on Indebtedness during the measurement period, plus cash interest expense, plus rents.

“GAAP” means generally accepted accounting principles consistently applied.

“Government Approval” means an approval, permit, license, authorization, certificate, or consent of any Governmental Authority.

“Governmental Authority” means the government of the United States or any State or any foreign country or any political subdivision of any thereof or any branch, department, agency, instrumentality, court, tribunal or regulatory authority which constitutes a part or exercises any sovereign power of any of the foregoing.

“Indebtedness” means, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money or the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) obligations with respect to any conditional sale or title retention agreement, (iv) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such person and, without duplication, all drafts drawn thereunder to the extent such person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (v) all liabilities secured by any Lien on any property owned by such person even though such person has not assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business), (vi) Capital Lease Obligations, (vii) preferred Stock subject to mandatory redemption and (viii) Contingent Obligations.

“Indebtedness Capitalization Ratio” means at any date of determination, the ratio of (i) Consolidated Total Interest Bearing Debt to (ii) the sum of (x) Consolidated Total Interest Bearing Debt, plus (y) redeemable preferred Stock,  plus (z) Consolidated Tangible Net Worth.

“Lender” means U.S. Bank National Association, and any Successor.

“LIBOR Rate Loan” has the meaning defined in Section 1.4.

“Lien” means, for any person, any security interest, pledge, mortgage, charge, assignment, hypothecation, encumbrance, attachment, garnishment, execution or other voluntary or involuntary lien upon or affecting the revenues of such person or any real or personal property in which such person has or hereafter acquires any interest, except (i) liens for Taxes which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof; (ii) liens imposed by law (such as mechanics’ liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof; and (iii) deposits or pledges under workmen’s compensation, unemployment insurance, social security or other similar laws or made to secure the performance of bids, tenders, contracts (except for repayment of borrowed money), or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or other similar bonds given in the ordinary course of business.

“Loan” means a loan made by Lender to Borrower pursuant to Article 1.

“Loan Document” means each of this Agreement and the Note, as either thereof shall be from time to time modified, amended, or supplemented.

“Maintenance Capital Expenditures” means, for the relevant period, the required capital expenditures necessary for Borrower to generate the existing level of revenue and cash flow over an extended period of time. It does not include any maintenance and expenditure requirements for expansion or revenue growth.  Any of the following methods may be used for determining the appropriate amount of Maintenance Capital Expenditures: (a) an estimate of Borrower’s chief financial officer or certified public accountant, or (b) future needs for replacement of existing machinery and equipment, or (c) the dollar amount resulting from dividing the gross machinery and equipment dollar amount on Borrower’s balance sheet by the “blended/weighted” useful life of the balance sheet gross machinery and equipment; or (d) the average of the last three (3) years actual historical (non-growth) annual expenditures for gross machinery and equipment.

“Moody’s” means Moody’s Investment Service, Inc., or any successor thereto.

“Note” means a promissory note of Borrower substantially in the form of Exhibit A, and any renewal or extension thereof or replacement therefor.

“Plan” means an “employee benefit pension plan” (as defined in ERISA) which is (i) maintained by Borrower or by any other member of a controlled group (“Controlled Group”) which together with Borrower are treated as a single employer under the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) covered by Title IV of ERISA or subject to minimum funding standards under the Code and maintained pursuant to a collective bargaining agreement or other multi-employer arrangement under which Borrower or any other member of a Controlled Group is making or accruing the obligation to make contributions or has made contributions during the preceding five plan years.

“Pricing Level I” means any time when the Borrower Debt Rating is (i) A- or higher by S&P or (ii) A3 or higher by Moody’s, provided, however, that in the event that (x) the Borrower Debt Rating is not available from either S&P or Moody’s, such rating agency shall be deemed to have assigned its lowest rating and (y) no Borrower Debt Rating is available from either S&P or Moody’s, Pricing Level IV shall be applicable.

“Pricing Level II” means any time when (i) the Borrower Debt Rating is (a) BBB or higher by S&P or (b) Baa2 or higher by Moody’s and (ii) Pricing Level I does not apply, provided, however, that in the event that (x) the Borrower Debt Rating is not available from either S&P or Moody’s, such rating agency shall be deemed to have assigned its lowest rating and (y) no Borrower Debt Rating is available from either S&P or Moody’s, Pricing Level IV shall be applicable.

“Pricing Level III” means any time when (i) the Borrower Debt Rating is (a) BBB- or higher by S&P or (b) Baa3 or higher by Moody’s and (ii) Pricing Levels I and II do not apply, provided, however, that in the event that (x) the Borrower Debt Rating is not available from either S&P or Moody’s, such rating agency shall be deemed to have assigned its lowest rating and (y) no Borrower Debt Rating is available from either S&P or Moody’s, Pricing Level IV shall be applicable.

“Pricing Level IV” means any time when Pricing Levels I, II and III do not apply.

“Prime Rate Loan” has the meaning defined in Section 1.4.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.

“Stock” means any and all shares, rights, interests, participations, warrants or other equivalents (however designated) of corporate stock.

“Subsidiary” means as to any person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such person or any Subsidiary of such person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however, determined.

“Successor” means, for any corporation or banking association, any successor by merger or consolidation, or by acquisition of substantially all of the assets of the predecessor.

“Tax” means for any person any tax, assessment, duty, levy, impost or other charge imposed by any Governmental Authority on such person or on any property, revenue, income, or franchise of such person and any interest or penalty with respect to any of the foregoing.

Section 8.2       Other Accounting Terms.  Except as otherwise provided herein, accounting terms not specifically defined shall be construed, and all accounting procedures shall be performed, in accordance with generally accepted United States accounting principles consistently applied.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.

LENDER:	U.S. BANK NATIONAL ASSOCIATION

/s/ Wilfred C. Jack
Wilfred C. Jack, Vice President

	Address:	National Corporate Banking
1420 Fifth Avenue, 10th Floor
Seattle, WA 98101
		Attn:	Wilfred C. Jack
Vice President
	Telephone:	(206) 344-3643
	Telefax:	(206) 344-3654

BORROWER:	CASCADE NATURAL GAS CORPORATION

/s/ J. D. Wessling
J. D. Wessling, Chief Financial Officer

/s/ Larry C. Rosok
Larry C. Rosok, Vice President — Human Resources and Corporate Secretary

	Address:	222 Fairview Avenue North
Seattle, WA 98109
		Attn:	J.D. Wessling
Chief Financial Officer
	Telephone:	(206) 624-3900
	Telefax:	(206) 624-7215

Exhibit A

PROMISSORY NOTE

$60,000,000.00	September 30, 2004

FOR VALUE RECEIVED, CASCADE NATURAL GAS CORPORATION (“Borrower”) promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (“Lender”) the principal sum of SIXTY MILLION AND NO/100 Dollars ($60,000,000.00) or such lesser amount as Lender shall have advanced to borrower pursuant to the Loan Agreement between them dated September 30, 2004 (the “Loan Agreement”).  Such amount (the “Loans”) shall be repaid in full on October 1, 2007.

Borrower further promises to pay to the order of Lender interest on the unpaid principal balance of the Loans at a per annum rate (changing daily) equal to the applicable interest rate(s) plus the Applicable Margin.  Accrued interest shall be payable at monthly intervals commencing September 30, 2004, or as otherwise provided in the Loan Agreement, except that interest shall be payable on demand after a Default.

All payments of principal of or interest on the Loans shall be made in immediately available funds to Lender at 1420 Fifth Avenue, Seattle, WA 98101 or at such other address as Lender may designate to Borrower in writing.

Either J.D. Wessling or such other person as J.D. Wessling may designate in writing to Lender may request Lender to disburse Loans.  This authority shall continue until Lender receives written notice from Borrower of the revocation or cancellation of such authority.  Proceeds of Loans shall be deposited in checking account No. [*] maintained by Borrower at the office of Lender designated above.

This is the Note referred to in the Loan Agreement and evidences loans made thereunder.  Capitalized terms used and not defined in this Note have the respective meanings assigned to them in the Loan Agreement.

Upon occurrence of an Event of Default, the principal of and accrued interest on the Loans shall at the option of the holder hereof become immediately due and payable as and with the effect provided in the Loan Agreement.

CASCADE NATURAL GAS CORPORATION

/s/ J. D. Wessling
J. D. Wessling, Chief Financial Officer

/s/ Larry C. Rosok
Larry C. Rosok, Vice President — Human Resources and Corporate Secretary